Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Target Hospitality Corp. on Form S-8, of our report, dated February 27, 2019 (which includes an explanatory paragraph relating to Platinum Eagle Acquisition Corp.’s ability to continue as a going concern), relating to the consolidated balance sheets of Platinum Eagle Acquisition Corp. as of December 31, 2018 and 2017, and the related consolidated  statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2018 and for the period from July 12, 2017 (date of inception) to December 31, 2017.

/s/ WithumSmith+Brown, PC

New York, New York
May 20, 2019